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Exhibit 21.1

SUBSIDIARIES

DESARROLLADORA HOMEX S.A. DE C.V.'s SUBSIDIARIES

        The table below sets forth our subsidiaries and their jurisdictions of incorporation as of the date of this prospectus.

Name of Company	Jurisdiction of Incorporation
Proyectos Inmobiliarios de Culiacán, S.A. de C.V.	Mexico
Desarrolladora de Casas del Noroeste, S.A. de C.V.	Mexico
Administradora Picsa, S.A. de C.V	Mexico
Altos Mandos de Negocios, S.A. de C.V.	Mexico
Homex Atizapán, S.A. de C.V.	Mexico
AeroHomex S.A. de C.V.	Mexico
AAA Homex Trust, Nacional Financiera, S.N.C.,	Mexico
Casas Beta del Centro, S.A. de C.V.	Mexico
Casas Beta del Noroeste, S.A. de C.V.	Mexico
Casas Beta del Norte, S.A. de C.V.	Mexico
Edificaciones Beta, S.A. de C.V.	Mexico
Edificaciones Beta del Noroeste, S.A. de C.V.	Mexico
Edificaciones Beta del Norte, S.A. de C.V.	Mexico

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  Exhibit 21.1